EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 16, 2010, with respect to the consolidated financial statements, schedule, and internal control over financial reporting in the Annual Report of Nobel Learning Communities, Inc. on Form 10-K for the year ended July 3, 2010 (53-week period). We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nobel Learning Communities, Inc. on Form S-3 (File No. 333-148294, effective January 8, 2008) and on Forms S-8 (File No. 333-140507, effective February 7, 2007; File No. 333-124247, effective April 22, 2005; File No. 333-61372, effective May 22, 2001; File No. 333-61374, effective May 22, 2001; File No. 033-64701, effective December 1, 1995).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

September 16, 2010